Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-169689

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 15, 2010)

$15,000,000

Common Stock

This prospectus supplement amends and supplements the prospectus supplement dated October 29, 2010 and its accompanying prospectus dated October 15, 2010, related to our At Market Issuance Sales Agreement with McNicoll, Lewis & Vlak LLC, dated October 29, 2010 (the “Sales Agreement”), and should be read together with the prospectus.

Effective March 11, 2011, we are reducing the amount of potential future sales of our common stock, $0.001 par value per share (“Common Stock”), under the Sales Agreement. We have sold 717,132 shares of our Common Stock under the Sales Agreement for aggregate gross proceeds of $2,027,125 less aggregate commissions of $60,814 for aggregate net proceeds of $1,966,071. The maximum aggregate gross proceeds from potential future sales of our Common Stock available under the Registration Statement on Form S-3 (Registration No. 333-169689) is $3,831,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 11, 2011.